Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-145869 and 333-137707 on Form S-8 and Registration Statement No. 333-152100 on Form S-3 of our reports dated March 30, 2009, relating to the consolidated financial statements and financial statement schedule of ICO Global Communications (Holdings) Limited and subsidiaries (a development-stage enterprise) (the “Company”) (which report related to the consolidated financial statements and financial statement schedule expresses an unqualified opinion and includes an explanatory paragraph concerning substantial doubt about the Company’s ability to continue as a going concern and emphasis of matter paragraphs relating to the Company being in the development stage, the adoption of Financial Accounting Standards Board Statement No. 157, Fair Value Measurements, on January 1, 2008, and the adoption of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes – an Interpretation of FASB Statement No.109, on January 1, 2007), and the effectiveness of the Company’s internal control over financial reporting dated March 30, 2009, appearing in this Annual Report on Form 10-K of ICO Global Communications (Holdings) Limited and subsidiaries for the year ended December 31, 2008.

/s/ DELOITTE & TOUCHE LLP

Seattle, Washington

March 30, 2009